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                                   ATLAS FUNDS
                              ATLAS INSURANCE TRUST

                                     FORM OF
             PLAN OF TERMINATION, DISSOLUTION AND LIQUIDATION FOR
   ATLAS CALIFORNIA MUNICIPAL MONEY FUND, ATLAS MONEY MARKET FUND AND ATLAS
                            BALANCED GROWTH PORTFOLIO

      The following is the Plan of Termination, Dissolution and Liquidation (the "Plan") of the Atlas California Municipal Money Fund and Atlas Money Market Fund (the "Atlas Funds"), each a series of Atlas Funds, a Delaware statutory trust (the "Trust"), and Atlas Balanced Growth Portfolio (the "Balanced Fund" and together with Atlas Funds, each a "Fund and collectively, the "Funds"), a series of Atlas Insurance Trust (the "Insurance Trust" together with Atlas Funds, each a "Trust" and collectively the "Trusts"). The Plan is intended to accomplish the complete termination, dissolution and liquidation of each Fund in conformity with all provisions of Delaware law and each Trust's Declaration of Trust.

      1.    Commencement of Liquidation.

      Each Fund shall cease investing in accordance with its investment objective and shall commence liquidation effective at 1:00 p.m. San Francisco time on March 30, 2007 (the "Effective Date").

      2.    Record Ownership for Liquidation.

      Each shareholder of record of each Fund on the Distribution Date (defined below) shall be entitled to participate in the liquidation of each Fund pro rata in accordance with the number of shares of such Fund held by such shareholder as of such date.

      3.    Cessation of Business.

      After the Effective Date of the Plan, each Fund shall cease its business as a series of its respective Trust and shall not engage in any business activities except for the purposes of winding up its business affairs, marshalling and preserving the value of its assets and distributing its assets to shareholders in redemption of their shares in accordance with the provisions of the Plan after the payment of all of such Fund's liabilities.


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      4.    Liquidation of Fund Assets.

      On the Effective Date, or as soon as practicable thereafter, Atlas Adviers, Inc. (the "Adviser") shall cause all securities of each Fund to be sold at the lowest available commission and at then prevailing market prices. Such sales may be made to one or more series of the Trust or to another registered investment company advised by the Adviser and be made in accordance with the procedures adopted by the Trust's Board of Trustees designed to comply with Rule 17a-7 promulgated under the Investment Company Act of 1940, as amended. All net proceeds of such sales shall be held in the Fund pending such Fund's liquidation, and will be invested in other money market instruments as permitted under such Fund's current Prospectus and Statement of Additional Information.

      5.    Liquidating Distributions.

      As soon as practicable after the Effective Date (the "Distribution Date"), all of the assets of each Fund, net of such Fund's known liabilities for which provision shall be made, shall be distributed to the shareholders of record invested in such Fund as of the Distribution Date, pro rata in accordance with their respective holdings of Fund shares and in complete redemption of all of their rights as shareholders of such Fund. Each Fund shall cause prior written notice to be sent to its shareholders of the manadatory redemption of all outstanding shares of the Fund on the Effective Date. To the extent required under the Declaration of Trust of the Insurance Trust, a single share of the Insurance Trust will be issued to the Adviser simultaneously with the redemption of all outstanding shares of the Balanced Fund on the Distribution Date.

      6.    Payment of Fund Liquidation Expenses.

      The Adviser will, or such other person (other than the Funds) who shall agree to, pay all of the expenses of liquidating each Fund, excluding brokerage commissions and other transactions costs relating to liquidation of such Fund's portfolio securities.

      7.    Termination of the Fund.

      Upon liquidation of each Fund, such Fund shall cease to be a series of the Trust.

      8.    Filing.

      As soon as practicable after the distribution of all of each Fund's assets in complete termination, dissolution and liquidation of such Fund, the Trustees or the Trust's officers shall close the books of such Fund and prepare and file any and all required income tax returns and other documents and instruments, and file, or cause to be filed with the State of Delaware and any other appropriate governmental authorities, any and all documents and instruments necessary to effect the termination, dissolution and liquidation of such Fund.

      9.    Power of Trustees.

      The Trustees shall have authority to do or authorize any or all acts and things as provided for in the Plan and any and all such further acts and things as they may consider necessary to carry out the purposes of the Plan. The death, resignation or disability of any Trustee of the Trust shall not impair the authority of the surviving or remaining Trustees to exercise any of the powers provided for in the Plan.


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      10.   Amendments.

      The Plan may be amended, waived or supplemented by the Trustees acting on behalf of each or any Fund.


ATLAS FUNDS,                                    ATLAS INSURANCE TRUST,
on behalf of the                                on behalf of the
Atlas California Municipal Money Fund and       Atlas Balanced Growth Portfolio
Atlas Money Market Fund

--------------------------------                --------------------------------
Lezlie Iannone                                  Lezlie Iannone
Secretary                                       Secretary


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